Exhibit 10.2

March 27, 2008

Walter Yetnikoff
East 90th Street
New York, NY 10128

                         Re:    Letter Agreement

Dear Walter:

          This letter is to confirm that by resolution of the Board of Directors, dated March 24th, 2008, you have been appointed non-executive Chairman of the Board of Directors of Steven Madden, Ltd., effective as of March 24, 2008 and for a term ending March 31, 2009.

          Your compensation for such service shall be $180,000.00 per annum, payable quarterly in arrears. In addition, you shall receive 20,000 stock options as provided for in the Stock Option Agreement enclosed herewith.

          You shall be expected to devote as much time as is necessary to the performance of your duties as Chairman. The Company shall reimburse you for any reasonable expenses associated with the performance of your duties.

          Your signature on the bottom of this letter indicates your acceptance of this position and these terms. I look forward to continuing to work with you. Thank you very much.

Very truly yours,

/s/ EDWARD R. ROSENFELD

Edward R. Rosenfeld
Interim Chief Executive Officer

/s/ WALTER YETNIKOFF

Walter Yetnikoff